Exhibit 10.4

New Era Energy & Digital, Inc. Performance Award Agreement

You have been selected to receive a Performance Award pursuant to the New Era Helium Corp. 2024 Equity Incentive Plan (the “Plan”) as specified below:

Participant: José Rodriguez

Date of Grant: July 1, 2026

Number of Performance Shares Granted: 450,000

Performance Period: The five-year period beginning on January 1, 2026, during which the Management Objectives (each as defined on Exhibit A) for each Performance Tranche (as defined on Exhibit A) must be achieved (the “Performance Period”).

Formula for Determining Shares Earned: Except as otherwise provided in Section 4 or Section 5 of this Agreement, the number of Shares subject to this Performance Award (hereinafter, the “Performance Shares”) that become vested, if any, will be determined based on achievement of the Management Objectives (as defined on Exhibit A). Except as otherwise provided in Section 4 or Section 5 of this Agreement, before the Performance Shares for a Performance Tranche are treated as earned and vested by the Participant as of the date on which the Committee certifies that the applicable Management Objectives have been achieved, which the Committee shall do as soon as practicable following achievement of the applicable Management Objectives.

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”), effective as of the Date of Grant, evidences the grant of Performance Shares by New Era Energy & Digital, Inc. (formerly known as New Era Helium Corp.), a Nevada corporation (the “Company”), to the Participant named above (the “Participant”) pursuant to the provisions of the Plan.

This Agreement, Exhibit A and the Plan collectively provide a complete description of the terms and conditions governing the Performance Shares granted hereunder. If there is any inconsistency between the terms of this Agreement, on the one hand, and the terms of the Plan, on the other hand, the Plan’s terms shall control. All capitalized terms used herein shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein. This grant of Performance Shares shall not confer any right to the Participant (or any other Participant) to be granted Performance Shares or other awards in the future under the Plan.

1. Grant of Performance Shares.

The Performance Shares covered by this Agreement are granted to the Participant effective on the Date of Grant and are subject to, and granted upon, the terms, conditions and restrictions set forth in this Agreement, Exhibit A hereto and the Plan. The Performance Shares granted hereunder shall vest in accordance with the achievement of the Management Objectives set forth on Exhibit A (except as otherwise provided herein). For the avoidance of doubt, this Agreement and the Performance Shares granted hereby completely replace and void any Performance Shares previously granted by the Company to the Participant.

2. Issuance of the Shares.

(a) Each Performance Share granted hereunder that vests shall entitle the Participant to receive one (1) Share, subject to adjustment in accordance with Section 15 of the Plan.

(b) The Company shall issue or deliver Shares to the Participant (or, in the event the issuance or delivery of Shares occurs after the Participant’s death, to the person or persons that have been named as the Participant’s beneficiary as contemplated by Section 7 of this Agreement or to the person or persons that have acquired rights to such Performance Shares by will or the laws of descent and distribution) to settle vested Performance Shares granted hereunder on or as promptly as practicable following the date such Performance Shares become vested in accordance with the terms of this Agreement, but in no event later than the end of the calendar year during which the Committee certifies achievement of the applicable Management Objectives or, if later, the date that is two and a half months following the date on which the Committee certifies achievement of the applicable Management Objectives.

(c) Except to the extent determined by the Committee and permitted by the Plan and applicable law, the Company may not issue or deliver Shares to the Participant in respect of the Performance Shares granted hereunder at a time earlier than otherwise expressly provided in this Agreement.

(d) The Company’s obligations to the Participant with respect to this Agreement and the Performance Shares granted and vested hereunder shall be satisfied in full upon the issuance or delivery of Shares in respect of such Performance Shares.

3. No Rights as Stockholder.

(a) The Participant shall have no rights of ownership in the Performance Shares granted hereunder and shall have no voting or other ownership rights in respect of the Shares underlying the Performance Shares granted hereunder until the date on which such Shares underlying the Performance Shares, if any, are issued or delivered to the Participant pursuant to Section 2 of this Agreement.

(b) The obligations of the Company under this Agreement are unfunded and unsecured, and the rights of the Participant hereunder will be no greater than those of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

4. Cessation of Employment.

(a) By Death or Disability; Termination Other Than For Cause; Termination For Good Reason. In the event the Participant ceases to be an Employee prior to the date the Performance Shares are fully vested by reason of: (i) death, (ii) Disability, (iii) the Company (or any affiliate thereof) terminating the Participant’s employment for any reason other than for Cause (as defined in Section 10 of this Agreement), or (iv) the Participant terminating his or her employment for Good Reason (as defined in Section 10 of this Agreement), the number of Performance Shares granted hereunder that will vest will be determined in the following manner: (A) the Time Condition (as defined on Exhibit A) shall be deemed satisfied in full, and (B) one additional Performance Tranche for which the applicable Objective Condition(s) had not yet been achieved as of the date the Participant ceases to be an Employee, if any, will be deemed vested in full. Any Performance Shares with respect to a Performance Tranche which is not vested in accordance with this Section 4(a) will be forfeited in full on the date the Participant ceases to be an Employee. The Company shall issue or deliver the Shares with respect to vested Performance Shares in accordance with Section 2(b) of this Agreement.

(b) For Other Reasons. In the event the Participant ceases to be an Employee for any reason other than a reason set forth in Section 4(a) of this Agreement prior to the date the Performance Shares are fully vested, all unvested Performance Shares granted hereunder will be forfeited in full on the date the Participant ceases to be an Employee.

5. Change in Control. In the event of a Change in Control prior to the date the Performance Shares are fully vested while the Participant continues to be an Employee, all Performance Shares shall fully vest and the Company shall issue and deliver the Shares underlying such Performance Shares to the Participant in accordance with Section 2(b) of this Agreement.

6. Restrictions on Transfer. Neither the Performance Shares granted hereunder nor any right or interest under this Agreement (including, without limitation, any interest in the Shares underlying such Performance Shares) shall be transferable prior to payment in accordance with Section 2 of this Agreement other than as contemplated by Section 7 of this Agreement or by will or the laws of descent and distribution. If Performance Shares granted hereunder or any right or interest under this Agreement (including, without limitation, any interest in the Shares underlying Performance Shares) are sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily, other than in accordance with this Agreement or the Plan, or if any attachment, execution, garnishment or lien shall be issued against or placed upon Performance Shares granted hereunder or any right or interest under this Agreement (including, without limitation, any interest in the Shares underlying Performance Shares), all Performance Shares shall be immediately forfeited by the Participant and all obligations of the Company under this Agreement shall terminate.

7. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid in accordance with the Participant’s will or the laws of descent and distribution.

8. Continuation of Employment. This Agreement shall not confer upon the Participant any right with respect to continuance of employment with the Company (or any affiliate thereof), nor shall this Agreement interfere in any way with any right that the Company (or any affiliate thereof) would otherwise have to terminate the Participant’s employment or other service at any time.

9. Miscellaneous.

(a) This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all reasonable determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b) In accordance with Section 20 of the Plan, the Board may terminate, amend or modify the Plan.

(c) The Participant shall be obligated to pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes (including the Participant’s FICA obligation), whether domestic or foreign, required by law to be withheld on account of any event under this Agreement. The Company shall have the power and the right to deduct or withhold from the Participant’s compensation an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation), whether domestic or foreign, required by law to be withheld with respect to any event under this Agreement. Notwithstanding the above, unless otherwise determined by the Committee, the Company will, withhold Shares otherwise to be issued or delivered to settle vested Performance Shares having an aggregate fair market value on the date the tax is to be determined equal to the amount required to be withheld. Such withholding shall be subject to any procedural rules adopted by the Committee with respect thereto.

(d) The Participant shall be obligated to take all steps necessary to comply with all applicable provisions with respect to transfers of the Company’s securities imposed by the Company’s certificate of incorporation, bylaws and insider trading policies and federal and state securities laws, each as in effect from time to time, in exercising his or her rights under this Agreement.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company.

(f) This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada.

(g) Notice hereunder shall be given to the Company at its principal place of business or such other address as the Company may subsequently furnish to the Participant in writing and shall be given to the Participant at the address of such Participant that is specified in the Company’s records.

(h) The Participant is deemed to be bound by the terms and conditions governing the Performance Shares granted hereunder as the same are set forth in this Agreement and the Plan, regardless of whether the Participant acknowledges acceptance of such grant by electronic communication or other written communication.

(i) This Agreement and the Plan are intended to be exempt from or comply with Section 409A of the Code, and all provisions of this Agreement and the Plan shall be administered, construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. To the extent that the Performance Shares, or the issuance or delivery of the Shares underlying the Performance Shares are subject to Section 409A of the Code, the Performance Shares shall be awarded and any Shares in respect thereof shall be issued or delivered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any affiliate of the Company shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision to the contrary, to the extent that any payment described in this Agreement constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) treated as payable upon a “separation from service” (as defined in Section 409A of the Code), then, if on the date of the Participant’s separation from service, the Participant is a “specified employee” (as defined in Section 409A of the Code and using the identification methodology selected by the Company from time to time), to the extent required for the Participant not to incur additional taxes pursuant to Section 409A of the Code, then such payment will be made to the Participant on the earlier of (i) the first business day following the six-month anniversary of the Participant’s separation from service or (ii) the Participant’s death. Notwithstanding any other provision to the contrary, a termination or cessation of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” upon or following a termination or cessation of employment unless such termination is also a “separation from service” from the Company, and, for purposes of any such provision of this Agreement, references to “employment termination,” “termination of employment,” “employment cessation,” “cessation of employment” or like terms shall mean “separation from service.”

(j) Notwithstanding anything to the contrary in this Agreement (or in any other agreement, contract or arrangement with the Company or any Parent or Subsidiary or affiliate of the Company, or in any policy, procedure or practice of the Company or any Parent or Subsidiary or affiliate (collectively, the “Arrangements”)): (i) nothing in the Arrangements or otherwise limits Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002), and (ii) nothing in the Arrangements or otherwise prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(k) Notwithstanding anything in this Agreement or anything in any other agreement between the Company (or any of its affiliates) and the Participant to the contrary, the Participant acknowledges and agrees that the terms and conditions set forth in the New Era Helium Inc. Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) are incorporated in this Agreement by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to this award of Performance Shares, Shares received upon the settlement of the Performance Shares, and other applicable incentive-based compensation, including, without limitation, annual cash incentive compensation awards granted to the Participant by the Company. Notwithstanding any provisions in this Agreement or any provisions in any other agreement between the Company (or any of its affiliates) and the Participant to the contrary, any award of Performance Shares granted, Shares received upon the settlement of Performance Shares, and such other applicable incentive-based compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (i) the Clawback Policy and any other policies that are adopted by the Company in order to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing standards, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting the award of Performance Shares pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the Performance Shares and Shares received upon the settlement of the Performance Shares, any gains or earnings related to the Performance Shares or Shares received upon the settlement of the Performance Shares, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A.

(l) If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any applicable law, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Agreement will remain in full force and effect.

10. Definitions.

(a) “Cause” shall mean any of the following: (i) the indictment or conviction of the Participant or plea of nolo contendere by the Participant for a felony, fraud or other crime of moral turpitude; (ii) gross negligence or gross misconduct by the Participant, which is not cured within fourteen (14) days after written notice thereof to the Participant; (iii) the Participant’s failure to follow the directions of the Chief Executive Officer or Board which is not cured within fourteen (14) days after written notice thereof to the Participant; (iv) the Participant’s violation of any restrictive covenant agreement (including, without limitation, any noncompete, nonsolicit, nondisparagement and confidentiality agreement) entered with the Company or any of its affiliates, which is not cured (if curable) within fourteen (14) days after written notice thereof to the Participant; (v) any conduct by or at the direction of the Participant that would reasonably be expected to result in material injury or reputational harm to the Company (or any of its affiliates), which is not cured within fourteen (14) days after written notice thereof to the Participant; (vi) the Participant’s breach of a material employment policy of the Company (or any of its affiliates), which is not cured within fourteen (14) days after written notice thereof to the Participant; (vii) the Participant’s breach of the Company’s Code of Conduct and Ethics or the New Era Helium Inc. Policy for Recovery of Erroneously Awarded Compensation, which is not cured within fourteen (14) days after written notice thereof to the Participant or (viii) any other breach by the Participant of any agreement with the Company (or any of its affiliates) that is material and that is not cured within fourteen (14) days after written notice thereof to the Participant.

(b) “Good Reason” shall mean the Participant’s termination of his employment with the Company or any affiliate as result of any of the following without the Participant’s consent: (i) a decrease in the Participant’s base salary; (ii) any action or inaction that results in a material breach of any agreement between the Company and the Participant by the Company; (iii) any material diminution in the Participant’s position, duties, authority, or responsibilities; or (iv) a requirement that the Participant work full-time from an office that is more than fifty (50) miles from Participant’s home office as of the Date of Grant. Notwithstanding the foregoing, no termination of employment by the Participant shall constitute a termination for “Good Reason” unless (A) the Participant gives the Company notice of the existence of an event described above within sixty (60) days following the initial occurrence thereof; (B) the Company does not remedy such event within thirty (30) days of receiving the notice described in the preceding clause (A); and (C) the Participant terminates employment within ninety (90) days of the end of the cure period specified in clause (B) above.

IN WITNESS WHEREOF, this Performance Award Agreement has been executed as of the date first written above.

COMPANY:

New Era Energy & Digital, Inc., a Nevada corporation

By:	/s/ Charles Nelson
Name:	Charles Nelson
Title:	Chief Executive Officer

PARTICIPANT:

/s/ Jose Rodriguez
Jose Rodriguez

Exhibit A

Management Objectives

Except as otherwise provided in Section 4 and Section 5 of this Agreement, the Performance Shares granted pursuant to this Agreement shall vest in accordance with the achievement of the below performance-based and time-based service conditions.

The Performance Shares shall be divided into three tranches as set forth in the table below (each a “Performance Tranche,” and collectively, the “Performance Tranches”).

The vesting of each Performance Tranche is subject to (i) the time-based vesting conditions described below (the “Time Condition”) and (ii) one or more performance-based vesting conditions as described in the table below (the “Objective Conditions,” and collectively with the Time Condition, the “Management Objectives”), with each respective Performance Tranche vesting in the Performance Shares set forth in the table below once the Management Objectives applicable to such Performance Tranche have been certified by the Committee as met.

Time Condition

The Performance Shares shall be deemed to have satisfied the Time Condition in equal installments on the first business day of each calendar month over a four-year period beginning on the Date of Grant, subject to the Participant’s continued employment with the Company (or any affiliate thereof) through each applicable vesting date except as otherwise set forth in this Agreement.

Objective Conditions

Each Performance Tranche shall be deemed to have satisfied the Objective Conditions based on the Committee’s certification of achievement and completion of the applicable Objective Conditions as set forth in the table below during the Performance Period:

Performance Tranche	Objective Conditions
Tranche 1—150,000 Performance Shares	The Company (or any affiliate thereof) achieved commercial operation at a campus producing at least 200 megawatts (“MW”).
Tranche 2—150,000 Performance Shares	The Company (or any affiliate thereof) has executed a binding lease or pre-lease agreement with a “Tier 1” hyperscaler for a second Company data center site with a contractually committed scalable capacity of no less than 500 MW of critical IT load.
Tranche 3—150,000 Performance Shares	The Company (or any affiliate thereof) has executed a binding financing agreement (including but not limited to a term loan, construction facility, or project finance facility) sufficient to fund the development of the second Company data center site with a contractually committed scalable capacity of no less than an aggregate 500 MW of critical IT load across all Company data center sites.